                                                                     EXHIBIT 4.4


                                                                  EXECUTION COPY




===============================================================================

                          SHORT TERM CREDIT AGREEMENT

                         Dated as of September 29, 1999

                                     among


                            TENNECO PACKAGING INC.,


                             BANK OF AMERICA, N.A.,

                            as Administrative Agent,

                          CREDIT SUISSE FIRST BOSTON,

                             as Syndication Agent,

                                  BANK ONE, NA

                                      and

                           BANQUE NATIONALE DE PARIS,

                          as Co-Documentation Agents,

                                      and


                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO




                         BANC OF AMERICA SECURITIES LLC
                         Lead Arranger and Book Manager

===============================================================================

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

1.1    Certain Defined Terms..................................................2
1.2    Other Interpretive Provisions.........................................18
1.3    Accounting Principles.................................................19

                                   ARTICLE II

                                  THE CREDITS

2.1    Amounts and Terms of Commitments......................................19
2.2    Loan Accounts.........................................................20
2.3    Procedure for Borrowing...............................................20
2.4    Conversion and Continuation Elections for Borrowings..................21
2.5    Voluntary Termination or Reduction of Commitments.....................23
2.6    Optional Prepayments..................................................23
2.7    Repayment.............................................................23
2.8    Interest..............................................................23
2.9    Fees..................................................................24
         (a    Arrangement, Agency Fees.....................................24
         (b    Facility Fees................................................24
         (c    Utilization Fees.............................................25
2.10   Computation of Fees and Interest......................................25
2.11   Payments by the Company...............................................25
2.12   Payments by the Lenders to the Administrative Agent...................26
2.13   Sharing of Payments, Etc..............................................27

                                  ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

3.1    Taxes.................................................................28
3.2    Illegality............................................................29
3.3    Increased Costs and Reduction of Return...............................30
3.4    Funding Losses........................................................31
3.5    Inability to Determine Rates..........................................31
3.6    Certificates of Lenders...............................................32
3.7    Mitigation............................................................32
3.8    Substitution of Lenders...............................................32
3.9    Survival..............................................................33

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

4.1    Conditions to Effectiveness...........................................33
         (a    Agreement and Notes..........................................33
         (b    Resolutions; Incumbency......................................33
         (c    Organization Documents.......................................33
         (d    Payment of Fees and Expenses.................................33


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
         (e    Tax Ruling or Opinion........................................34
         (f    Other Documents..............................................34
4.2    Conditions to Initial Borrowing.......................................34
         (a    Effective Date...............................................34
         (b    Consummation of Spin-Off.....................................34
         (c    Consents and Approvals.......................................34
         (d    Payments of Fees and Expenses................................35
         (e    Legal Opinions...............................................35
         (f    Certificate..................................................35
         (g    Other Documents..............................................35
4.3    Conditions to All Borrowings..........................................35
         (a    Notice.......................................................36
         (b    Continuation of Representations and Warranties...............36
         (c    No Default...................................................36

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.1    Corporate Existence and Power.........................................36
5.2    Corporate Authorization; No Contravention.............................37
5.3    Governmental Authorization............................................37
5.4    Binding Effect........................................................37
5.5    Litigation............................................................37
5.6    No Default............................................................38
5.7    ERISA Compliance......................................................38
5.8    Use of Proceeds; Margin Regulations...................................39
5.9    Title to Properties...................................................39
5.10   Taxes.................................................................39
5.11   Financial Condition...................................................39
5.12   Environmental Matters.................................................40
5.13   Regulated Entities....................................................40
5.14   No Burdensome Restrictions............................................40
5.15   Copyrights, Patents, Trademarks and Licenses, etc. ...................40
5.16   Subsidiaries..........................................................41
5.17   Insurance.............................................................41
5.18   Year 2000 Problem.....................................................41
5.19   Full Disclosure.......................................................41
5.20   Solvency, etc.........................................................41
5.21   Labor Relations.......................................................42

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

6.1    Financial Statements..................................................42
6.2    Certificates; Other Information.......................................43
6.3    Notices...............................................................43
6.4    Preservation of Corporate Existence, Etc..............................44
6.5    Maintenance of Property...............................................45
6.6    Insurance.............................................................45
6.7    Payment of Obligations................................................45
6.8    Compliance with Laws..................................................45


                                       ii
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
6.9    Compliance with ERISA.................................................45
6.10   Inspection of Property and Books and Records..........................46
6.11   Environmental Laws....................................................46
6.12   Use of Proceeds.......................................................46
6.13   Change in Business....................................................46

                                  ARTICLE VII

                               NEGATIVE COVENANTS

7.1    Financial Condition Covenants.........................................47
         (a    Minimum Interest Coverage Ratio..............................47
         (b    Maximum Total Debt to EBITDA Ratio...........................47
7.2    Limitation on Liens...................................................47
7.3    Restrictions on Subsidiaries..........................................49
7.4    Consolidation, Mergers and Sales of Assets............................49
7.5    Limitation on Subsidiary Indebtedness.................................50
7.6    Transactions with Affiliates..........................................50
7.7    Use of Proceeds.......................................................50
7.8    ERISA.................................................................50
7.9    Securitization Transactions...........................................51

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

8.1    Event of Default......................................................51
         (a    Non-Payment..................................................51
         (b    Representation or Warranty...................................51
         (c    Specific Defaults............................................51
         (d    Other Defaults...............................................51
         (e    Cross-Default................................................52
         (f    Insolvency; Voluntary Proceedings............................52
         (g    Involuntary Proceedings......................................52
         (h    ERISA........................................................52
         (i    Monetary Judgments...........................................53
         (j    Non-Monetary Judgments.......................................53
         (k    Change of Control............................................53
8.2    Remedies..............................................................53
8.3    Notice of Defaults....................................................54
8.4    Rights Not Exclusive..................................................54

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

9.1    Appointment and Authorization; "Administrative Agent".................55
9.2    Delegation of Duties..................................................55
9.3    Liability of Administrative Agent.....................................55
9.4    Reliance by Administrative Agent......................................55
9.5    Notice of Default.....................................................56
9.6    Credit Decision.......................................................56
9.7    Indemnification of Administrative Agent...............................57
9.8    Administrative Agent in Individual Capacity...........................58


                                      iii
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
9.9    Successor Administrative Agent........................................58
9.10   Withholding Tax.......................................................59
9.11   Other Agents..........................................................61

                                   ARTICLE X

                                 MISCELLANEOUS

10.1   Amendments and Waivers................................................61
10.2   Notices...............................................................62
10.3   No Waiver; Cumulative Remedies........................................63
10.4   Costs and Expenses....................................................63
10.5   Company Indemnification...............................................63
10.6   Payments Set Aside....................................................64
10.7   Successors and Assigns................................................64
10.8   Assignments, Participations, etc......................................64
10.9   Confidentiality.......................................................67
10.10  Set-off...............................................................68
10.11  Notification of Addresses, Lending Offices, Etc.......................68
10.12  Counterparts..........................................................68
10.13  Severability..........................................................68
10.14  No Third Parties Benefited............................................69
10.15  Governing Law and Jurisdiction........................................69
10.16  Waiver of Jury Trial..................................................69
10.17  Entire Agreement......................................................70


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SCHEDULES


Schedule 1.1          Pricing Schedule
Schedule 2.1          Commitments and Pro Rata Shares
Schedule 5.12         Environmental Matters
Schedule 5.16         Subsidiaries and Minority Interests
Schedule 5.21         Labor Relations
Schedule 7.2          Permitted Liens
Schedule 10.2         Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D           Form of Opinion of Counsel to the Company
Exhibit E           Form of Assignment and Acceptance
Exhibit F           Form of Promissory Note

                          SHORT TERM CREDIT AGREEMENT


         This SHORT TERM CREDIT AGREEMENT is entered into as of September 29, 1999, among TENNECO PACKAGING INC., a Delaware corporation (the "Company", the several financial institutions from time to time party to this Agreement (collectively the "Lenders"; individually each a "Lender", BANK OF AMERICA, N.A., as administrative agent for the Lenders, CREDIT SUISSE FIRST BOSTON, as Syndication Agent, and BANK ONE, NA and BANQUE NATIONALE DE PARIS, as Co-Documentation Agents.

                                  INTRODUCTION

         1. Pursuant to a Distribution Agreement (the "Distribution Agreement" to be entered into between Tenneco Inc. ("Tenneco" and the Company, which is a wholly-owned subsidiary of Tenneco, Tenneco will agree to separate and divide its existing businesses so that (a the assets, liabilities and operations of its packaging business and administrative services operations (collectively, the "Packaging Business" will be owned directly and indirectly by the Company and (b the assets, liabilities and operations of its automotive business will be directly and indirectly owned by Tenneco. Tenneco will be renamed Tenneco Automotive Inc. immediately following the distribution described in the succeeding paragraph.

         2. Following the separation and division described in paragraph 1, Tenneco shall distribute, as a dividend to the holders of the shares of its common stock, all of the capital stock of the Company (the transactions described in paragraph 1 above and this paragraph 2, as more particularly described in the Company's filing on Form 10 and Form S-4, the "Spin-Off".

         3. The Company intends to sell the 43% of the common stock of Packaging Corporation of America, a Delaware corporation ("PCA", owned by it to the public in a registered public offering (the "PCA IPO". Such sale is not a condition to the Spin-Off and may take place before or after the Spin-Off (and may be at such time and price as is permitted by market conditions.

         4. Pursuant to the Distribution Agreement and in connection with the Spin-Off and any PCA IPO, certain pre-existing indebtedness of the Company, Tenneco and their respective subsidiaries will be paid in full, canceled or realigned through some combination of tender offers, exchange offers, prepayments or other forms of debt retirement.

         5. Tenneco has requested that the Lenders and the Administrative Agent enter into this Agreement in order to make available to the Company a $250,000,000 credit facility on the terms and conditions set forth herein.

     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     I.1 Certain Defined Terms. The following terms have the following meanings:

         Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary provided that the Company or the Subsidiary is the surviving entity.

         Administrative Agent means Bank of America in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 9.9.

         Administrative Agent-Related Persons means Bank of America and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of Bank of America, BAS, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         Administrative Agent's Payment Office means the address for payments set forth on Schedule 10.2 or such other address as the Administrative Agent may from time to time specify by notice to the Company and the Lenders.

         Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise; provided that none of PCA, Tenneco, Tenneco Automotive Inc. or any Subsidiary of Tenneco Automotive Inc. (except for any thereof that are part of the Tenneco Packaging Group shall be an Affiliate of the Company for purposes of this Agreement.

         Agreement means this Credit Agreement.

         Applicable Margin - see Schedule 1.1.

         Assignee - see subsection 10.8(a.

         Assignment and Acceptance - see subsection 10.8(a.

         Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel.

         Bank of America means Bank of America, N.A., a national banking association.

         Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq..

         BAS means Bank of America Securities LLC, a Delaware limited liability company.

         Base Rate means, for any day, the higher of: (a 0.50% per annum above the latest Federal Funds Rate; or (b the rate of interest in effect for such day as publicly announced from time to time by Bank of America, as its "prime", "reference" or equivalent rate. (The "prime", "reference" or equivalent rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         Base Rate Loan means a Loan that bears interest based on the Base
     Rate.

         Borrowing means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Lenders according to their respective Pro Rata Shares and, other than in the case of Base Rate Loans, having the same Interest Period.

         Borrowing Date means any date on which a Borrowing occurs under
     Section 2.3.

         Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings in Dollars are carried on in the London interbank market.

         Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         Change of Control means that (a any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act, other than Tenneco prior to the date of the Spin-Off, shall have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC of 25% or more of the Voting Stock of the Company or (b a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members.

         Code means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         Combined Commitments means the amount of the combined Commitments of all Lenders. As of the Effective Date, the amount of the Combined Commitments is $250,000,000.

         Combined Outstandings means the aggregate principal amount of all outstanding Loans.

         Commitment - see Section 2.1.

         Company - see the Preamble.

         Compliance Certificate means a certificate substantially in the form of Exhibit C.


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

         Computation Period means any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

         Consolidated EBITDA means, with respect to the Company and its Subsidiaries for any period of computation thereof during such period, the sum of, without duplication, (i Consolidated Net Income, plus (ii Consolidated Interest Expense during such period, plus (iii taxes on income during such period, plus (iv amortization during such period, plus (v depreciation during such period plus (vi minority interest expense.

         Consolidated Interest Expense means, with respect to any period of computation thereof, the interest expense (net of interest income of the Company and its Subsidiaries, including (i the amortization of debt discounts, (ii the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii the portion of any lease expense incurred in connection with Capital Leases allocable to interest expense.

         Consolidated Net Income means, for any period of computation thereof, the net income (or loss of the Company and its Subsidiaries on a consolidated basis for such period, but excluding (i all non-cash non-recurring gains or losses, (ii for the fiscal year ending December
     31, 1999, cash non-recurring charges in an amount not to exceed $50,000,000 and (iii with respect to any discontinued operations, any gain (or loss resulting therefrom. For purposes of this definition, and otherwise for purposes of measuring covenant compliance under Section 7.1, calculations for fiscal quarters within any Computation Period in which any discontinuance of operations has occurred, but which ended prior to the fiscal quarter in which such discontinuance occurred, shall not be restated to reflect such discontinuance of operations.

         Contingent Obligation means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, (a with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations" of another Person (the "primary obligor", including any obligation of such Person (i to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a "Guaranty Obligation"; (b with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (c to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall (a in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

         Continuing Member means a member of the Board of Directors of the Company who either (a was a member of the Company's Board of Directors on the Effective Date and has been such continuously thereafter or (b became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

         Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other document to which such Person is a party or by which it or any of its property is bound.

         Conversion/Continuation Date means any date on which, under Section 2.4, the Company (a converts Loans of one Type to the other Type or (b continues Offshore Rate Loans for a new Interest Period.

         Distribution Agreement - see paragraph 1 of the Introduction to this Agreement.

         Dollars, dollars and $ each mean lawful money of the United States.

         Effective Date - see Section 4.1.

         Eligible Assignee means (a a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c a Person that is primarily engaged in the business of commercial lending and that is (i a Lender, (iia Subsidiary of a Lender, (iii a Subsidiary of a Person of which a Lender is a Subsidiary, or (iv a Person of which a Lender is a Subsidiary.

         Environmental Claims means all written claims, however asserted, by any Governmental Authority alleging potential liability or responsibility for violation of any Environmental Law or for release to the environment.

         Environmental Laws means all federal, state, local or municipal laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

         ERISA means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

         ERISA Affiliate means any trade or business (whether or not incorporated under common control with the Company within the meaning of
     Section 414(b or (c of the Code (and Sections 414(m and (o of the Code for purposes of provisions relating to Section 412 of the Code.

         ERISA Event means (a a Reportable Event with respect to a Pension Plan; (b a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a(2 of ERISA or a substantial cessation of operations which is treated as such a withdrawal; (c a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d the filing of a notice of intent to terminate a Pension

     Plan under Section 4041(c of ERISA, the termination of a Multiemployer Plan under 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

         Event of Default means any of the events or circumstances specified in
     Section 8.1; provided that any requirement of notice or lapse of time (or both has been satisfied.

         Exchange Act means the Securities and Exchange Act of 1934.

         Facility Fee Rate - see Schedule 1.1.

         Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1% equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a if such day is not a Business Day, the Federal Funds
     Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         Form 10 means the Company's Information Statement on Form 10 filed with the SEC on July 15, 1999, as amended by Form 10 Amendment No. 1, filed with the SEC on September 10, 1999.

         FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

         Funding Date - see Section 4.2.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         Guaranty Obligation has the meaning specified in the definition of Contingent Obligation.

         Indebtedness of any Person means, without duplication, (a all indebtedness of such Person for borrowed money; (b all obligations of such Person to pay the deferred purchase price of property or services, except such obligations arising in the ordinary course of business and maturing less than one year from the date of creation thereof; (c all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments; (d all non- contingent obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e all obligations of such Person with respect to Capital Leases; (f all indebtedness of any other Person of the types referred to in clauses (a through (e above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any Lien upon or in property (including accounts and contracts rights owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided that the amount of any such Indebtedness shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien;
     (g all indebtedness of the types described in clauses (a through (e above of any partnership in which such Person is a general partner unless expressly non-recourse to such Person; and (h all Guaranty Obligations of such Person in respect of Indebtedness of the types described above; provided that Indebtedness shall not include (i obligations arising out of the endorsement of instruments for deposit or collection in the ordinary course of business or (ii the obligations of such Person under an operating lease, a synthetic lease or other similar arrangement.

         Indemnified Liabilities - see Section 10.5.

         Indemnified Person - see Section 10.5.

         Independent Auditor - see subsection 6.1(a.

         Insolvency Proceeding means, with respect to any Person, (a any case, action or proceeding with respect to such Person before any court or Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any U.S. Federal, state or foreign law, including the Bankruptcy Code.

         Interest Coverage Ratio means, for any Computation Period, the ratio of (a Consolidated EDITDA for such Computation Period to (b Consolidated Interest Expense for such Computation Period.

         Interest Payment Date means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided that if any Interest Period for an Offshore Rate Loan exceeds three months, each three-month anniversary of the first day of such Interest Period also shall be an Interest Payment Date.

         Interest Period means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the date on which such Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/ Continuation, as the case may be; provided that:

                  (i if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii no Interest Period for any Loan shall extend beyond the scheduled Termination Date.

         IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

         Knowledge of the Company means the actual knowledge of any Responsible Officer.

         Lender - see the Preamble.

         Lending Office means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

         LIBOR - see the definition of Offshore Rate.

         Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

         Loan means an extension of credit by a Lender to the Company under
     Section 2.1, which may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan.

         Loan Documents means this Agreement and any Notes.

         Majority Lenders means Lenders holding Pro Rata Shares aggregating more than 50%.

         Margin Stock means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

         Material Adverse Effect means (aany event or circumstance that has resulted in or would reasonably be expected to result in a material adverse change in, or has had or would be reasonably expected to have a material adverse effect upon, the operations, business, properties or condition (financial or otherwise of the Company and its Subsidiaries taken as a whole or (b any event or circumstance that would prevent the Spin-Off.

         Material Financial Obligations means Indebtedness or Contingent Obligations of the Company or any Subsidiary, or obligations of the Company or any Subsidiary in respect of any Securitization Transaction, in an aggregate amount (for all applicable Indebtedness, Contingent Obligations and obligations in respect of Securitization Transactions, but without duplication equal to $50,000,000 or more.

         Material Subsidiary means, at any time, any Subsidiary having at such time either (i total (gross revenues for any Computation Period in excess of 5% of total (gross revenues for the Company and its Subsidiaries or (ii total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of 5% of the consolidated assets of the Company and its Subsidiaries, in each case, based upon the Company's most recent annual or quarterly financial statements delivered to the Lenders and the Administrative Agent under
     Section 6.1.

         Moody's means Moody's Investors Service, Inc., or any successor thereto.

         Moody's Rating means the actual rating level assigned by Moody's to the Company's senior unsecured long-term public debt.

         Multiemployer Plan means a "multiemployer plan", within the meaning of
     Section 4001(a(3 of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

         Note means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.2(b, in substantially the form of Exhibit F.

         Notice of Borrowing means a notice in substantially the form of Exhibit A.

         Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

         Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent or any other Indemnified Person, whether direct or indirect (including those acquired by assignment, absolute or contingent, due or to become due, or now existing or hereafter arising.

         Offshore Rate means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1% determined by the Administrative Agent as follows:

     Offshore Rate =                   LIBOR
                         ------------------------------------
                         1.00 - Eurodollar Reserve Percentage

     Where,

                  "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to an integral multiple of 1/100th of 1% in effect on such day (whether or not applicable to any Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"; and

                  "LIBOR" means, for any Interest Period, the rate of interest per annum determined by the Administrative Agent to be equal to the London interbank offered rate for deposits in Dollars having a maturity equal or comparable to such Interest Period as indicated on display 3750 of the Dow Jones Markets Screen as of 11:00 a.m. (London time two Business Days prior to the commencement of such Interest Period. If such rate does not appear on 3750 of the Dow Jones Markets screen (or otherwise on such screen, "LIBOR" shall be determined by reference to such other comparable publicly available service for displaying such rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in Dollars having a maturity equal or comparable to such Interest Period by major banks in the interbank market at or about 11:00 a.m. (New York City time two Business Days prior to the commencement of such Interest Period in the approximate amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by Bank of America.

     The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         Offshore Rate Loan means a Loan that bears interest based on the Offshore Rate.

         Organization Documents means (i for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof of such corporation, (ii for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

         Other Credit Agreement means the Long Term Credit Agreement dated as of September 29, 1999 among the Company, certain financial institutions as lenders and Bank of America as administrative agent.

         Other Taxes means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

         Packaging Business - see paragraph 1 of the Introduction to this Agreement.

         Participant - see subsection 10.8(d.

         PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

         PCA - see paragraph 3 of the Introduction to this Agreement.

         PCA IPO - see paragraph 3 of the Introduction to this Agreement.

         Pension Plan means a pension plan (as defined in Section 3(2 of ERISA subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability.

         Permitted Liens - see Section 7.2.

         Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         Plan means an employee benefit plan (as defined in Section 3(3 of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability, and includes any Pension Plan.

         Pro Rata Share means for any Lender at any time the proportion (expressed as a decimal, rounded to the ninth decimal place which such Lender's Commitment constitutes of the Combined Commitments (or, after the Commitments have terminated, which (i the principal amount of such Lender's Loans constitutes of (ii the aggregate principal amount of all Loans.

         Reportable Event means, any of the events set forth in Section 4043(c of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         Requirement of Law means, as to any Person, any law (statutory or common, treaty, rule or regulation or determination of a court, an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         Responsible Officer means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to financial matters, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to litigation and Requirements of Law, the general counsel of the Company.

         S&P means Standard & Poor's Ratings Services, a Division of the McGraw-Hill Companies, or any successor thereto.

         S&P Rating means the actual rating level assigned by S&P to the Company's senior unsecured long-term public debt.

         SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or any Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

         Spin-Off - see paragraph 2 of the Introduction to this Agreement.

         Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         Surety Instruments means all letters of credit (including standby and commercial, bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

         Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, franchise taxes and similar taxes.

         Tenneco - see paragraph 1 of the Introduction to this Agreement.

         Tenneco Packaging Group means the Company, its Subsidiaries as of the Effective Date, and the companies which are expected to become its Subsidiaries in connection with the Spin-Off as of the Funding Date.

         Termination Date means the earlier to occur of:

                  (a September 27, 2000; and

                  (b the date on which the Commitments terminate in accordance with the provisions of this Agreement.

         Total Debt means, at any time, the sum (determined on a consolidated basis and without duplication of all Indebtedness of the Company and its Subsidiaries.

         Total Debt to EBITDA Ratio means at any time the ratio of (a Total Debt at such time to (b Consolidated EBITDA for the Computation Period ending on the last day of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to Section 6.1(a or 6.1(b.

         Total Outstandings means the sum of (a the Combined Outstandings plus (b the aggregate principal amount of all outstanding "Loans" (as defined in the Other Credit Agreement.

         Type has the meaning specified in the definition of "Loan."

         Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a(16 of ERISA, over the current value of such Plan's assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         United States and U.S. each means the United States of America.

         Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time or both, will (if not cured or otherwise remedied during such time constitute an Event of Default.

         Utilization Fee Rate - see Schedule 1.1.

         Voting Stock means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

         Wholly-Owned Subsidiary means any Subsidiary in which (other than directors' qualifying shares required by law 100% of the capital stock, membership interests or other equity interests of each class having ordinary voting power, and 100% of the capital stock, membership interests or other equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     I.2 Other Interpretive Provisions.

         (a The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c (i   The term "documents" includes any and all instruments,
documents, agreements, certificates, indentures, notices and other writings, however evidenced.

             (ii The term "including" is not limiting and means "including without limitation."

             (iii In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (d Unless otherwise expressly provided herein, (i references to agreements (including this Agreement and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (e The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (f This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

         (g This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in their preparation.

     I.3 Accounting Principles.

         (a Unless the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied (except for changes agreed to by the Company's independent public accountants; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that became effective during the preceding one-year period on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII for such purpose, then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

         (b All financial computations required under this Agreement for any period prior to the Spin-Off shall be made on a pro forma basis and in a manner consistent with the Form 10.

         (c References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                                  THE CREDITS

     II.1 Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Company from time to time on any Business Day during the period from the Effective Date to the Termination Date, in an aggregate amount at any time outstanding up to the amount set forth on Schedule 2.1 (such amount, as reduced pursuant to Section 2.5, or changed by one or more assignments under Section 10.8, such Lender's "Commitment"; provided that, after giving effect to any Borrowing, the Combined Outstandings shall not exceed the Combined Commitments; and provided, further, that the aggregate principal amount of the Loans of any Lender shall not at any time exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this
Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

     II.2 Loan Accounts. (a The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any greater or lesser amount owing with respect to the Loans.

         (b Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s the date, amount and maturity of each Loan evidenced thereby and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s and each Lender's record shall be rebuttable presumptive evidence of the amount of the Loans evidenced thereby, and the interest and payments thereon; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder to pay any greater or lesser amount owing under any such Note to such Lender.

     II.3 Procedure for Borrowing. (a Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to (i 11:30 a.m. (New York time three Business
Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii 11:30 a.m. (New York time on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                      (A the amount of the Borrowing, which shall be in an aggregate amount of $5,000,000 or a higher multiple of $1,000,000;

                      (B the requested Borrowing Date, which shall be a Business Day;

                      (C the Type of Loans comprising such Borrowing; and

                      (D in the case of Offshore Rate Loans, the duration of the initial Interest Period applicable to such Loans.

         (b The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of such Borrowing.

         (c Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office by 1:00 p.m. (New York time on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then promptly be made available to the Company by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

         (d After giving effect to any Borrowing, unless the Administrative Agent otherwise consents, the number of Interest Periods in effect hereunder shall not exceed 15.

     II.4 Conversion and Continuation Elections for Borrowings. (a The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b:

                  (i elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert such Loans (or any part thereof in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 into Loans of the other Type; or

                  (ii elect, as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 for another Interest Period;

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of any part thereof, to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans.

         (b The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:30 a.m. (New York time (i three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                      (A the proposed Conversion/Continuation Date;

                      (B the aggregate amount of Loans to be converted or continued;

                      (C the Type of Loans resulting from the proposed conversion or continuation; and

                      (D in the case of conversion into or continuation of Offshore Rate Loans, the duration of the requested Interest Period.

         (c If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans (or any Event of Default or Unmatured Event of Default exists and the Majority Lenders have not given the consent referred to in subsection (e below, such Offshore Rate Loans shall automatically convert into Base Rate Loans effective as of the expiration date of such Interest Period.

         (d The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

         (e Unless the Majority Lenders otherwise consent, the Company may not elect to have a Loan converted into or continued as an Offshore
Rate Loan during the existence of an Event of Default or Unmatured Event of Default.

         (f After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, the number of Interest Periods in effect hereunder shall not exceed 15.

     II.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days' prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Combined Commitments to an amount not less than the Combined Outstandings. Any such reduction shall be in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to reduce the Commitment of each Lender according to its Pro Rata Share. If the Company terminates the Commitments or reduces the Commitments to zero, the Company shall pay all accrued and unpaid interest, fees and other amounts payable hereunder on the date of such termination or reduction.

     II.6 Optional Prepayments. (a Subject to the proviso to subsection 2.4(a,the Company may, from time to time, upon irrevocable notice to the Administrative Agent, which notice must be received by the Administrative Agent prior to 11:30 a.m. New York time (i three Business Days prior to the date of prepayment, in the case of Offshore Rate Loans, and (ii on the date of prepayment, in the case of Base Rate Loans, ratably prepay Loans in whole or in part, in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of Offshore Rate Loans, accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 3.4.

         (b There shall be no premium or penalty imposed upon or incurred by the Company in connection with the reduction of a Commitment, voluntary termination, or prepayment under Section 2.5 or 2.6(a(but any prepayment shall be subject to Section 3.4.

     II.7 Repayment. The Company shall repay all Loans on the Termination
Date.

     II.8 Interest. (a Each Loan shall bear interest on the outstanding principal amount thereof from the applicable

Borrowing Date at a rate per annum equal to (i the Offshore Rate plus the Applicable Margin or (ii the Base Rate, as the case may be (and subject to the Company's right to convert to the other Type of Loan under Section 2.4.

         (b Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on the date of any conversion of Offshore Rate Loans under Section 2.4 and prepayment of Offshore Rate Loans under Section 2.6, in each case for the portion of the Loans so converted or prepaid.

         (c Notwithstanding the foregoing provisions of this Section, upon notice to the Company from the Administrative Agent (acting at the request or with the consent of the Majority Lenders during the existence of any Event of Default, and for so long as such Event of Default continues, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law on the principal amount of all outstanding Loans and, to the extent permitted by applicable law, on any other amount payable hereunder or under any other Loan Document, at a rate per annum which is determined by adding 2% per annum to the rate otherwise applicable thereto pursuant to the terms hereof or such other Loan Document (or, if no such rate is specified, the Base Rate. All such interest shall be payable on demand.

         (d Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

     II.9 Fees. (a Arrangement, Agency Fees. The Company agrees to pay to the Administrative Agent and BAS such fees at such times and in such amounts as are mutually agreed to from time to time by the Company, the Administrative Agent and BAS.

         (b Facility Fees. The Company shall pay to the Administrative Agent for the account of each Lender a facility fee computed at the Facility Fee Rate per annum on the amount of such Lender's Commitment as in effect from time to time (whether used or unused or, if the Commitments have terminated, on the principal amount of such Lender's Loans. Such facility fee shall accrue from the Effective Date to the Termination Date, and thereafter until all Loans are paid in full, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Termination Date (or, if later, on the date all Loans are paid in full.

         (c Utilization Fees. For any day on which the amount of the Total Outstandings exceeds 33% of the sum of Combined Commitments plus the "Combined Commitments" under and as defined in the Other Credit Agreement, the Company shall pay to the Administrative Agent for the account of each Lender a utilization fee for such day computed at a rate per annum equal to the Utilization Fee Rate on the principal amount of such Lender's Loans. Such utilization fee shall accrue (for any day on which applicable from the Effective Date to the Termination Date, and thereafter until all Loans are paid in full, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Termination Date (or, if later, on the date all Loans are paid in full.

     II.10 Computation of Fees and Interest. (a All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "reference rate", shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

         (b Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

     II.11 Payments by the Company. (a All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office, and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein of such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (New York time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a payment with respect to an Offshore Rate Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day, and such extension or reduction of time shall in such case be included in the computation of interest or fees, as the case may be.

         (c Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required, in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

     II.12 Payments by the Lenders to the Administrative Agent. (a Unless the Administrative Agent receives notice from a Lender at least one Business Day prior to the date of a Borrowing of Offshore Rate Loans or by 12:30 p.m. (New York time on the day of any Borrowing of Base Rate Loans, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of such Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

     II.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise on account of principal of or interest on any Loan, or any other amount payable hereunder, in excess of its Pro Rata Share of payments and other recoveries received by all Lenders, such Lender shall immediately (i notify the Administrative Agent of such fact and (ii purchase from the other Lenders such participations in the Loans made by (or other Obligations owed to them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with each of them so that each Lender has received its Pro Rata Share of all such payments and other recoveries; provided that if all or any portion of such excess payment or other recovery is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i the amount of such paying Lender's required repayment to (ii the total amount so recovered from the purchasing Lender of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10 with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

                                  ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     III.1 Taxes. (a Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

         (b If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

                           (i the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section, such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                           (ii the Company shall make such deductions and withholdings; and

                           (iii the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

         (c The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor.

         (d Within 30 days after the date of any payment by the Company of any Taxes or Other Taxes, the Company shall furnish each applicable Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender and the Administrative Agent.

         (e Notwithstanding the foregoing provisions of this Section 3.1, (i if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 3.1 within 90 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 90 days before the date on which such Lender notifies the Company of such event or circumstance; and (ii the Company shall not be required to pay an additional amount to, or to indemnify, any Lender pursuant to this Section 3.1 to the extent that (x the obligation to withhold or pay such amount existed on the Initial Date (as defined below or (y the obligation to withhold or pay such amount would not have arisen but for the failure of such Lender to comply with the provisions of Section 9.10 of this Agreement. For purposes of clause (ii of the foregoing sentence "Initial Date" means (A in the case of any Lender that is a signatory hereto, the date of this Agreement, (B in the case of any Person which subsequently becomes a Lender hereunder, the date of the applicable Assignment and Acceptance, and (C in the case of any Participant, the date on which it becomes a Participant.

     III.2 Illegality. (a If any Lender reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation by a Governmental Authority or the administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

         (b If a Lender reasonably determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent, prepay in full such Offshore Rate Loan of such Lender together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

         (c If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Offshore Rate Loans shall be instead Base Rate Loans.

     III.3 Increased Costs and Reduction of Return. (a If any Lender reasonably determines that, due to either (i the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate after the date hereof in or in the interpretation of any law or regulation by a Governmental Authority or (ii compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law adopted, issued or delivered after the date hereof, there shall be any increase in the cost to such Lender (excluding any Taxes, Other Taxes or taxes imposed on or measured by the net income of such Lender, and franchise taxes and similar taxes of agreeing to make or making, funding or maintaining any Offshore Rate Loan, then the Company shall be liable for, and shall from time to time, within 15 days after demand (with a copy of such demand to be sent to the Administrative Agent, pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased cost.

         (b If any Lender shall have reasonably determined that (i the introduction after the date hereof of any Capital Adequacy Regulation, (ii any change after the date hereof in any Capital Adequacy Regulation, (iii any change after the date hereof in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv compliance by such Lender (or its Lending Office or any corporation controlling such Lender with any Capital Adequacy Regulation (excluding any Capital Adequacy Regulation as in effect on the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital reasonably determines that the amount of such capital is increased as a consequence of its Commitment, Loans or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

         (c Notwithstanding the foregoing provisions of this Section 3.3, if any Lender fails to notify the Company in writing of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 3.3 within 90 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 90 days before the date on which such Lender notifies the Company of such event or circumstance.

     III.4 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

         (a the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given a Notice of Borrowing or a Notice of Conversion/Continuation;

         (b the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

         (c the prepayment (including after acceleration thereof of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (d the automatic conversion under subsection 2.4(a of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of margin or profit arising from any action or inaction of the nature described in paragraphs (a through (d of this Section 3.4. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 3.3(a, each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     III.5 Inability to Determine Rates. If (a the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or (b the Majority Lenders determine that the Offshore Rate applicable pursuant to subsection 2.8(a for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders in the case of clause (b revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     III.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the manner in which such amount has been calculated, and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     III.7 Mitigation. Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender to mitigate or avoid, (i any obligation of the Company to pay any amount pursuant to Section 3.1 or 3.3 or (ii the occurrence of any circumstance of the nature described in Section 3.2 or 3.5. Without limiting the foregoing, each Lender will designate a different Lending Office if such designation will avoid (or reduce the cost to the Company of any event described in clause (i or (ii of the preceding sentence and such designation will not, in such Lender's good faith judgment, be otherwise disadvantageous to such Lender.

     III.8 Substitution of Lenders. Upon the receipt by the Company from any Lender of a claim for compensation under Section 3.1 or 3.3 or a notice of the type described in Section 3.2, the Company may: (i designate a replacement bank or financial institution satisfactory to the Company (a "Replacement Lender" to acquire and assume all or a ratable part of all of such affected Lender's Loans and Commitment; and/or (ii request one or more of the other Lenders to acquire and assume all or a ratable part of all of such affected Lender's Loans and Commitment (it being understood that no Lender shall be obligated to comply with any such request. Any designation of a Replacement Lender under clause (i shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld.

     III.9 Survival. The agreements and obligations of the Company in this
Article III shall survive the termination of this Agreement and the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     IV.1 Conditions to Effectiveness. This Agreement shall become effective on the date (the "Effective Date" on which the Administrative Agent shall have received (i evidence satisfactory to the Administrative Agent that the Company has paid all fees and other amounts then payable under subsection 2.9(a and (ii all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and (except for the Notes in sufficient copies for each Lender:

         (a Agreement and Notes. This Agreement and the Notes executed by each party hereto and thereto.

         (b Resolutions; Incumbency.

                  (i Copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Person; and

                  (ii a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers, employees or authorized agents of the Company authorized to execute and deliver the Loan Documents and to deliver Notices of Borrowing, Notices of Conversion/Continuation, Compliance Certificates and similar documents.

         (c Organization Documents. The articles or certificate of incorporation and the bylaws of the Company as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Company as of the Effective Date.

         (d Payment of Fees and Expenses. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Effective

Date, together with Attorney Costs of Bank of America to the extent invoiced prior to the Effective Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America, which shall be made based upon actual Attorney Costs, including any such costs, fees, costs and expenses arising under or referenced in Sections 2.9 and 10.4.

         (e Tax Ruling or Opinion. A tax ruling from the IRS or an opinion of counsel to the effect that the Spin-Off will be free of federal income taxes payable by the Company.

         (f Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

         The Administrative Agent shall determine when the Effective Date has occurred and will so promptly notify the Company and the Lenders thereof in writing.

     IV.2 Conditions to Initial Borrowing. The obligation of each Lender to make the Loan to be made by it on the initial Borrowing Date (the "Funding Date" is subject to the satisfaction of the following conditions precedent on the Funding Date, which shall not be later than November 30, 1999:

         (a Effective Date. The Effective Date shall have occurred.

         (b Consummation of Spin-Off. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company, dated as of the Funding Date, stating that, to the best of such officer's knowledge after due inquiry, the Spin-Off has been consummated (or shall be consummated substantially concurrently with the initial Borrowing on substantially the terms set forth in the Form 10 and the Company's filing on Form S-4, without giving effect to any material amendment thereto (other than any amendment prior to the Effective Date or any amendment which does not affect any member of the Tenneco Packaging Group, unless approved in writing by the Required Lenders, which approval shall not be unreasonably withheld or delayed.

         (c Consents and Approvals. All approvals, consents, exemptions, authorizations and actions by, or notices to, or filings with, any Governmental Authority or other third party that are necessary or required prior to and in connection with the Spin-Off or the execution, delivery and performance by, or enforcement against, the Company of the Agreement or any other Loan Document, shall have been obtained or made, as the case may be, and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Spin-Off or the financing thereof or the other transactions contemplated by the Agreement and the Loan Documents.

         (d Payments of Fees and Expenses. The Administrative Agent shall have received evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Funding Date, together with Attorney Costs of Bank of America to the extent invoiced prior to the Funding Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the Funding Date proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America, which shall be made based upon actual Attorney Costs, including any such, fees, costs and expenses arising under or referenced in Sections 2.9 and 10.4.

         (e Legal Opinions. An opinion of Jenner & Block, counsel to the Company, substantially in the form of Exhibit D.

         (f Certificate. A certificate signed by a Responsible Officer, dated as of the Funding Date, stating that to the best of his knowledge after due inquiry:

                  (i the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                  (ii no Event of Default or Unmatured Event of Default exists or would result from the initial borrowing on the Funding Date; and

                  (iii since June 30, 1999, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (g Other Documents. Such other approvals, documents or materials as the Administrative Agent or any Lender may reasonably request.

     IV.3 Conditions to All Borrowings. The obligation of each Lender to make any Loan to be made by it is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

         (a Notice. The Administrative Agent shall have received a Notice of Borrowing.

         (b Continuation of Representations and Warranties. The representations and warranties in Article V (excluding subsection 5.11(b shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

         (c No Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of each such notice and as of the relevant Borrowing Date, the conditions in this Section
4.3 are satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants (it being understood that representations and warranties made with respect to the Company and its Subsidiaries shall apply to the Tenneco Packaging Group prior to the Funding Date to the Administrative Agent and each Lender that:

     V.1 Corporate Existence and Power. The Company and each of its Subsidiaries:

         (a is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

         (b has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, to carry on its business and to execute, deliver and perform its obligations under the Loan Documents to which it is a party;

         (c is duly qualified to do business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

         (d is in compliance with all Requirements of Law;

except, in each case referred to in clause (c or clause (d, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     V.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Loan Document to which the Company is party have been duly authorized by all necessary corporate action, and do not and will not:

         (a contravene the terms of any of the Company's Organization
Documents;

         (b conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any of its Subsidiaries or any of its property is subject; or

         (c violate any Requirement of Law applicable to the Company or any Subsidiary.

     V.3 Governmental Authorization. Except those required in connection with the Spin-Off, no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority (other than any of the foregoing which has been obtained or made and is in full force and effect is necessary or required in connection with the execution, delivery or performance by the Company of the Agreement or any other Loan Document.

     V.4 Binding Effect. This Agreement and each other Loan Document constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     V.5 Litigation. Except as disclosed in a memorandum delivered to the Lenders prior to the Effective Date, there are no actions, suits, proceedings, claims, disputes pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties which: (a purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b if determined adversely to the Company or its Subsidiaries, could in the reasonable judgment of the Company be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     V.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Effective Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

     V.7 ERISA Compliance. (a Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a of the Code has received a favorable determination letter from the IRS, and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c (i No ERISA Event has occurred or is reasonably expected to occur; (ii no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f of ERISA; (iii no Pension Plan has any material Unfunded Pension Liability; (iv neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA; (v neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c of ERISA.

     V.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     V.9 Title to Properties. The Company and each Subsidiary (other than foreign Subsidiaries have (or, in the case of property that will be transferred to the Tenneco Packaging Group in connection with the Spin-Off, after such transfer will have good record title in fee simple to all real property (other than leasehold property necessary to conduct their respective businesses in the ordinary course, except for (i Permitted Liens, and (ii such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     V.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports which are required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     V.11 Financial Condition. (a(1 The combined financial statements of the Company and its Subsidiaries dated as of December 31, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date reported on by Arthur Andersen LLP and set forth in the Form 10 and the Company's filings on Form S- 4 (as referenced in the definition of Spin-Off, and (2 the interim combined financial statements of the Company and its Subsidiaries dated June 30, 1999, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date reported on by Arthur Andersen LLP and set forth in the Form 10 and the Company's filings on Form S-4 (as referenced in the definition of Spin-Off:

                  (i were prepared in accordance with GAAP consistently applied for the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the unaudited interim statements, to ordinary, good faith year-end audit adjustments; and

                  (ii fairly present (subject, in the case of the unaudited interim statements, to ordinary, good faith year-end audit adjustments the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.

         (b Since June 30, 1999, there has been no Material Adverse Effect.

     V.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims are unlikely to have, individually or in the aggregate, a Material Adverse Effect.

     V.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     V.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is bound by, or subject to any restriction in, any Organization Document or Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     V.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to own, license or otherwise have the right to use any such item, or any such conflict, could not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice that any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary, and which is material to the business or operations of the Company and its Subsidiaries, infringes upon any rights held by any other Person (excluding infringements which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     V.16 Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a of Schedule
5.16 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b of Schedule 5.16. As of the Funding Date, the additional Subsidiaries disclosed on part (c of Schedule
5.16 also will become Subsidiaries of the Company in connection with the Spin-Off, and therefore are part of the Tenneco Packaging Group.

     V.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies (or pursuant to a self-insurance program in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     V.18 Year 2000 Problem. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed programs to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999. Based on such review and programs, the Company reasonably believes that the "Year 2000 Problem" will not result in a Material Adverse Effect.

     V.19 Full Disclosure. The representations and warranties made by the Company and its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and the statements contained in any exhibit, report, statement or certificate furnished in writing by or on behalf of the Company or any Subsidiary in connection with the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, taken as a whole and in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

     V.20 Solvency, etc. On the Funding Date, and immediately prior to and after giving effect to each Borrowing hereunder and the use of the proceeds thereof, (a the Company's assets will exceed its liabilities and (b the Company will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

     V.21 Labor Relations. Except as disclosed in Schedule 5.21, there are no strikes, lockouts or other work stops against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority that, in each case, is likely to have a Material Adverse Effect.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         Beginning on the Funding Date and continuing so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     VI.1 Financial Statements. The Company shall deliver to each Lender and the Administrative Agent, in form and detail satisfactory to the Lenders and the Administrative Agent (it being understood that for purposes hereof, the form and detail required by the SEC for annual and quarterly reports filed pursuant to the Exchange Act shall be deemed satisfactory:

         (a as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLC or another nationally-recognized independent public accounting firm ("Independent Auditor", which opinion (i shall state that such consolidated financial statements present fairly the Company's consolidated financial position for the periods indicated in conformity with GAAP and (ii shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

         (b as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 1999, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments, the financial position and the results of operations of the Company and its Subsidiaries as of such date and for such period.

     VI.2 Certificates; Other Information. The Company shall furnish to each Lender and the Administrative Agent:

         (a concurrently with the delivery of the financial statements referred to in subsections 6.1(a and (b, a Compliance Certificate executed by a Responsible Officer;

         (b promptly after their becoming available, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10K, 10Q and 8K that the Company or any Subsidiary may make to, or file with, the SEC;

         (c promptly after their becoming available, any management letter issued by the Company's Independent Auditor regarding the "Year 2000" exposure or programs of the Company and its Subsidiaries; and

         (d promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

     VI.3 Notices. The Company shall promptly (or, in the case of any event described in clause (c(ii below, not less than 10 days prior to the occurrence of such event notify the Administrative Agent and each Lender:

         (a of the occurrence of any Event of Default or Unmatured Event of Default known to the Company;

         (b of any of the following matters that has resulted or is reasonably expected to result in a Material Adverse Effect: (i breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii the commencement of, or any material ruling, order or judgment in, any litigation or proceeding affecting the Company or any Subsidiary is a party, including pursuant to any applicable Environmental Laws;

         (c of the occurrence of any of the following events known to the Company which affect the Company or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                  (i an ERISA Event;

                  (ii a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f of ERISA;

                  (iii the adoption of, or the commencement of contributions to, any Pension Plan by the Company or any ERISA Affiliate that, in either case, requires material contributions; or

                  (iv the adoption of any amendment to a Pension Plan if such amendment results in a material increase in contributions or Unfunded Pension Liability;

         (d of any material change in accounting policies or financial reporting practices by the Company and its consolidated Subsidiaries; and

         (e of any change in the Moody's Rating or the S&P Rating.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto.

     VI.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to (provided that nothing in this Section 6.4 shall prevent the voluntary liquidation, dissolution or winding up, not under any bankruptcy or insolvency law, of any Subsidiary so long as no Event of Default exists and no Event of Default or Unmatured Event of Default will result therefrom:

         (a preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of organization;

         (b preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business (except in connection with transactions and sales of assets permitted by Section 7.4; and

         (c preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however, that the Company shall have the right to assign to an Affiliate of Tenneco, or not preserve or renew, certain trademarks of Tenneco that are currently owned by the Company or any Subsidiary, but which are not used by the Company or such Subsidiary.

     VI.5 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     VI.6 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable independent insurers (or pursuant to a self-insurance program, insurance with respect to its properties and business in such amounts, with such deductibles, and covering such risks as are customarily carried under similar circumstances by such other Persons.

     VI.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge, as the same become due and payable: (a all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b all material claims which, if unpaid, would by law become a Lien upon its property, unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

     VI.8 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act the non-compliance with which might have a Material Adverse Effect.

     VI.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b cause each Plan which is qualified under Section 401(a of the Code to maintain such qualification; and (c make all required contributions to any Plan subject to Section 412 of the Code.

     VI.10 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, the Administrative Agent, any Lender or their respective representatives, subject to such limitations as the Company may reasonably impose to ensure compliance with any applicable legal or contractual restrictions, to visit and inspect the properties of the Company or any Subsidiary, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the affairs, finances and accounts of the Company or any Subsidiary with their respective officers at such reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to the Company; provided that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at any time during normal business hours and without advance notice.

     VI.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent any failure to be compliance would not, individually or in the aggregate with all other such failures, reasonably be expected to result in a Material Adverse Effect.

     VI.12 Use of Proceeds. The Company shall use the proceeds of the Loans for refinancing existing indebtedness of Tenneco or its Subsidiaries (including the Company and for working capital and other general corporate purposes (including the payment of dividends concurrently with the Spin-Off as set forth in the Form 10 not in contravention of any Requirement of Law or of any Loan Document; provided that the Company shall not use the proceeds of any Loan to make any Acquisition if the Board of Directors of the Person to be acquired has not approved such Acquisition.

     VI.13 Change in Business. The Company and its Subsidiaries taken as a whole shall continue the primary businesses in which they are engaged on the Funding Date and lines of business reasonably related thereto.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         Beginning on the Funding Date and continuing so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     VII.1  Financial Condition Covenants.

         (a Minimum Interest Coverage Ratio. The Company shall not permit, as of the last day of any fiscal quarter (beginning with the first fiscal quarter ending after the Funding Date, its Interest Coverage Ratio to be less than (i for each Computation Period ending prior to October 1, 2000, 3.0 to 1 and (ii for each Computation Period ending thereafter, 3.5 to 1.

         (b Maximum Total Debt to EBITDA Ratio. The Company shall not permit the Total Debt to EBITDA Ratio to be greater than (i 3.85 at any time prior to the earlier of (A April 1, 2000 and (B the consummation of the PCA IPO, and (ii 3.5 to 1 at any time thereafter.

     VII.2 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens":

         (a any Lien existing on the Effective Date and set forth in Schedule 7.2, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased (other than an increase resulting solely from a change in applicable rates of exchange between U.S. Dollars, on the one hand, and any other currency in which such principal amount is denominated, on the other hand and the scope of the property subject to such Lien is not extended;

         (b Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of Lien has been filed or recorded under the Code;

         (c statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings;

         (d Liens (other than any Lien imposed by ERISA consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (e Liens on the property of the Company or any Subsidiary securing (i the non-delinquent performance of bids, trade contracts (other than for borrowed money, leases, statutory obligations, (ii surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments and (iii other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced cause a Material Adverse Effect;

         (f Liens consisting of judgment or judicial attachment liens and liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed and (ii all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $20,000,000;

         (g easements, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the respective businesses of the Company and its Subsidiaries;

         (h Liens securing obligations in respect of Capital Leases or operating leases on assets subject to such leases, provided that, in the case of Capital Leases, such Capital Leases are otherwise permitted hereunder;

         (i Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

         (j any Lien on property existing at the time of acquisition of such property by the Company or a Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within one hundred eighty (180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Subsidiary or improvements to such acquired property;

         (k other Liens, in addition to those permitted by clauses (a through (j, securing Indebtedness or arising in connection with Securitization Transactions; provided that(i the sum (without duplication of all such Indebtedness (excluding Indebtedness arising in connection with Securitization Transactions shall not at any time exceed in the aggregate $100,000,000; and (ii the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in receivables and other rights to payment in all such Securitization Transactions, shall not at any time exceed in the aggregate $200,000,000; and

         (l rights of first refusal, rights of Governmental Authorities to approve transfers and other similar restrictions on transfer of any ownership interest of the Company or any of its Subsidiaries in any joint venture or similar investment in an entity (other than a Subsidiary operating primarily outside of the United States.

     VII.3 Restrictions on Subsidiaries. The Company (a will not enter into any agreement or understanding pursuant to which any claim it may have against any Subsidiary would be subordinate in any manner to the payment of any other obligation of such Subsidiary and (b will not, and will not permit any Subsidiary to, enter into any agreement or understanding which by its terms limits or restricts the ability of such Subsidiary to make funds available to the Company (whether by way of a dividend or other distribution, by repayment of any inter-company advance or otherwise if, in any such case referred to in (a or (b above, there is, at the time any such agreement is entered into, a reasonable likelihood that all such agreements and understandings referred to in (a or (b above, considered together, would materially and adversely affect the ability of the Company to meet its obligations as they become due.

     VII.4 Consolidation, Mergers and Sales of Assets. The Company will not merge or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its property and assets as, or substantially as, an entirety to any Person, unless (a either the Company shall be the continuing or surviving corporation, or the successor or acquiring corporation shall be a solvent corporation organized under the laws of any State of the United States of America and shall expressly assume in writing all of the obligations of the Company under this Agreement and the Notes, including all covenants herein and therein contained, and such successor or acquiring corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided that no such sale shall release the Company from any of its obligations and liabilities under this Agreement or the Notes unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed in such liquidation, and (b the Company as the continuing or surviving corporation or the successor or acquiring corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or other disposition, be in default under any such obligations.

     VII.5 Limitation on Subsidiary Indebtedness. The Company shall not permit its Subsidiaries to create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (excluding obligations in respect of Securitization Transactions at any time outstanding in an aggregate amount in excess of the greater of (a $100,000,000 and (b 12.5% of Total Debt.

     VII.6 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or a Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     VII.7 Use of Proceeds. The Company shall not, and shall not permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, to (i engage principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any Margin Stock or (ii use the proceeds of any Loan, directly or indirectly, whether immediate, incidental or ultimate, (a to purchase or carry, within the meaning of Regulation U, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, unless done in strict compliance with Regulation U and other applicable law and the Company shall have executed and delivered to each Lender prior to such use a Form U-1 statement evidencing compliance with Regulation U and such other documents relating thereto as any Lender shall reasonably request, or (b in a manner which would violate, or result in a violation of, Regulation U.

     VII.8 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a engage in a prohibited transaction or material violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $5,000,000; or (b engage in a transaction that could be subject to Section 4069 or 4212(c of ERISA.

     VII.9 Securitization Transactions. The Company shall not, and shall not permit its Subsidiaries to enter into any Securitization Transaction to the extent that the aggregate investment or claims held at any time by all purchasers, assignees, transferees of (or of interests in receivables and other rights to payment in all Securitization Transactions would at any time exceed $200,000,000.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

     VIII.1 Event of Default. Any of the following shall constitute an "Event of Default":

         (a Non-Payment. The Company fails to pay, (i when and as required to be paid herein, any amount of principal of any Loan or (ii within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

         (b Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

         (c Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Article VII.

         (d Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document (any such failure being referred to in this Section 8.1(d as a "default" and such default shall continue unremedied for a period of 30 days after (i the date upon which written notice of such default is given to the Company by the Administrative Agent or (ii if the Company fails to promptly notify the Administrative Agent and the Lenders of the occurrence of any default in accordance with Section 6.3, the date on which the Company has actual knowledge of such default.

         (e Cross-Default. The Company or any Subsidiary (i fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace or cure period; or (ii fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require, or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries to cause (or require, such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized prior to the stated maturity thereof.

         (f Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii voluntarily ceases to conduct its business in the ordinary course; (iii commences any Insolvency Proceeding with respect to itself; or (iv takes any action to effectuate or authorize any of the foregoing; provided that the foregoing shall not apply to the voluntary liquidation, dissolution or winding up of a Subsidiary permitted by Section 6.4.

         (g Involuntary Proceedings. (i Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company's or any such Subsidiary's properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non- U.S. law is ordered in any Insolvency Proceeding with respect to the Company or such Subsidiary; or (iii the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor, or other similar Person for itself or a substantial portion of its property or business.


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

         (h ERISA. (i An ERISA Event shall occur with respect to a Pension
Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000; (ii a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f of ERISA; or (iii the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x the Company is permitted to contest its obligation to make such payment without incurring any liability (other than interest or penalty and (y the Company is contesting such obligation in good faith and by appropriate proceedings, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $30,000,000.

         (i Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by insurance as to which the insurer does not dispute coverage as to any single or related series of transactions, incidents or conditions of $50,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

         (j Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         (k Change of Control. Any Change of Control occurs.

     VIII.2 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders,

         (a declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

         (b declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other

Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in subsection (f or (g of Section 8.1 (in the case of clause (i of subsection (g, upon the expiration of the 60-day period mentioned therein, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any other Lender. The Administrative Agent shall promptly notify the Company of any declaration described in clause (a or (b of the preceding sentence, but failure to give any such notice shall not impair any such declaration or result in any liability to the Administrative Agent.

     VIII.3 Notice of Defaults. The Administrative Agent shall give notice to the Company under subsection 8.1(d(i promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

     VIII.4 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

     IX.1 Appointment and Authorization; "Administrative Agent". Each
Lender hereby irrevocably (subject to Section 9.9 appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     IX.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     IX.3 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, or (ii be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No

Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     IX.4 Reliance by Administrative Agent. (a The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

         (b For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     IX.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". If the Administrative Agent receives such a notice, the Administrative Agent will notify the Lenders of its receipt of such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Majority Lenders in accordance with this Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

     IX.6 Credit Decision. Each Lender acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent- Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any Administrative Agent-Related Person.

     IX.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so, pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the termination of this Agreement, the payment of all Obligations and the resignation or replacement of the Administrative Agent.

     IX.8 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.

     IX.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Majority Lenders shall, resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Majority Lenders (with, so long as no Event of Default exists, the consent of the Company, which shall not be unreasonably withheld or delayed shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and


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

duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and
10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor administrative agent as provided for above.

     IX.10 Withholding Tax. (a If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent and the Company, to deliver to the Administrative Agent (with a copy to the Company:

                  (i if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 (or any successor form before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9 (or any successor form; and

                  (iii such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.


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
Each such Lender agrees to promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b If any Lender claiming exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 (or any successor form sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owed to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender's IRS Form 1001 (or any successor form as no longer valid.

         (c If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 (or any successor form with the Administrative Agent grants a participation in all or part of the Obligations owed to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

         (e If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent or the Company did not properly withhold tax from amounts paid to or for the account of any Lender because such Lender failed to notify the Administrative Agent or the Company of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective such Lender shall indemnify the Administrative Agent and the Company fully for all amounts paid, directly or indirectly, by the Administrative Agent or the Company as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or the Company under this Section, together with all costs and expenses (including Attorney Costs. The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.


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
     IX.11 Other Agents. None of the Lenders identified on the facing or signature s of this Agreement or any related document as a "Documentation Agent," "Syndication Agent," "Managing Agent" or "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a "Documentation Agent" or "Syndication Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X

                                 MISCELLANEOUS

     X.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

         (a increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2;

         (b postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them hereunder or under any other Loan Document;

         (c reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees (other than the fees referred to in subsection 2.9(a or other amounts payable hereunder or under any other Loan Document;

         (d change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

         (e amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

     X.2 Notices. (a All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.2, and (ii shall be followed promptly by delivery of a hard copy original thereof and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2 or (x in the case of the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and (y in the case of any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

         (b All such notices, requests, consents, approvals, waivers and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, certified or registered mail, return receipt requested or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Administrative Agent shall not be effective until actually received by the Administrative Agent.

         (c Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt


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
by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

     X.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     X.4 Costs and Expenses. The Company shall:

         (a whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Administrative Agent and BAS within five Business Days after demand (subject to subsection 4.1(e for all reasonable costs and expenses incurred by Bank of America (including in its capacity as Administrative Agent and BAS in connection with the negotiation, preparation, delivery, documentation and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated, this Agreement, any other Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by Bank of America (including in its capacity as Administrative Agent and BAS with respect thereto; and

         (b pay or reimburse the Administrative Agent, BAS and each Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding.

     X.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Administrative Agent-Related Persons and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person" harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs of any kind or nature whatsoever which may at any time (including at any time following repayment of the

Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"; provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive the termination of this Agreement and the payment of all other Obligations.

     X.6 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion to be repaid to a trustee, a receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

     X.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

     X.8 Assignments, Participations, etc. (a Any Lender may, with the written consent of the Company (which consent shall not be required during the existence of an Event of Default, and the Administrative Agent (such consents not to be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender (each an "Assignee" all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (or, if less, the amount of such Lender's Commitment; provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance" together with any Note or Notes subject to such assignment and (iii such Lender or the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

         (b From and after the date that the Administrative Agent notifies the assignor Lender that it has received and provided its consent (and, to the extent required, received the consent of the Company with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c As soon as practicable after the effectiveness of any Assignment and Acceptance pursuant to subsection 10.8(a, the Company shall, upon request, execute and deliver to the Administrative Agent a new Note evidencing the applicable Assignee's assigned Loans and Commitment. Immediately upon the effectiveness of any Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and/or the resulting adjustment of the Commitments arising therefrom.

         (d Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant" participating interests in any Loans, the Commitment of such Lender and the other interests of such Lender (the "originating Lender" hereunder and under the other Loan Documents; provided, however, that (i the originating Lender's obligations under this Agreement shall remain unchanged, (ii the originating Lender shall remain solely responsible for the performance of such obligations, (iii the Company and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv no Lender shall transfer or grant any participating interest under which a Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section
10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3, 3.4 and 10.5 as though it were also a Lender hereunder (provided that no Participant shall be entitled to any greater amount pursuant to such Sections than the originating Lender would have been entitled to receive if no such participation had been sold, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

         (e Any Lender (a "Granting Lender" may grant to a special purpose funding vehicle (an "SPC", identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Company, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i nothing herein shall constitute a commitment by any SPC to make any Loan and (ii if an SPC elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute, or join any other Person in instituting, against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof with respect to any claim arising out of this

Agreement. In addition, notwithstanding anything to the contrary contained in this subsection 10.8(e, any SPC may (i with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

         (f Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     X.9 Confidentiality. Each Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document (including any information provided pursuant to Section 6.2, 6.3 or 6.10, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender; provided, however, that any Lender may disclose such information (A at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B pursuant to subpoena or other court process; (C when required to do so in accordance with the provisions of any applicable Requirement of Law; (D to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or any of their respective Affiliates may be party; (E to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F to such Lender's independent auditors and other professional advisors; (G to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H as to any Lender or any of its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I to its Affiliates.

     X.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if any Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being expressly waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     X.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

     X.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument.

     X.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     X.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     X.15 Governing Law and Jurisdiction. (a THIS AGREEMENT AND THE NOTES
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     X.16 Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT,

RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     X.17 Entire Agreement. This Agreement, together with the other Loan Documents (and any agreement relating to fees referred in subsection 2.9(a, embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                             TENNECO PACKAGING INC.



                             By:
                                 ------------------------------

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BANK OF AMERICA, N.A., as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             CREDIT SUISSE FIRST BOSTON, as
                             Syndication Agent and as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BANK ONE, NA
                             (Main Office Chicago,
                             as Co-Documentation Agent and as a
                             Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BANQUE NATIONALE DE PARIS, as Co-
                             Documentation Agent and as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE BANK OF NEW YORK, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE CHASE MANHATTAN BANK, as a
                             Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             CITICORP USA, INC., as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             COMMERZBANK AG, NEW YORK and GRAND
                             CAYMAN BRANCHES, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             FIRST UNION NATIONAL BANK, as a
                             Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BARCLAYS BANK PLC, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             WACHOVIA BANK, N.A



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE INDUSTRIAL BANK OF JAPAN,
                             LIMITED, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE BANK OF TOKYO-MITSUBISHI, LTD.,
                             CHICAGO BRANCH, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             MORGAN GUARANTY TRUST COMPANY OF NEW
                             YORK, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE SUMITOMO BANK, LIMITED, as a
                             Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             SUNTRUST BANK, ATLANTA, as a
                             Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BANK HAPOALIM B.M., as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BAYERISCHE LANDESBANK GIROZENTRALE,
                             CAYMAN ISLANDS BRANCH, as a Lender



                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BANCA COMMERCIALE ITALIANA, CHICAGO
                             BRANCH, as a Lender


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             THE DAI-ICHI KANGYO BANK, LTD., as a
                             Lender


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             SOCIETE GENERALE, as a Lender


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                             BBL INTERNATIONAL (U.K. LIMITED, as
                             a Lender


                             By:
                                 ------------------------------

                             Title:
                                    ---------------------------

                                  SCHEDULE 1.1

                                PRICING SCHEDULE

         The Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.


===========================================================================================================================
                                                   LEVEL          Level              Level           Level            Level
                                                       I             II                III              IV                V
---------------------------------------------------------------------------------------------------------------------------
Applicable Margin                                 0.420%         0.650%             0.750%          0.850%           1.050%
---------------------------------------------------------------------------------------------------------------------------
Facility Fee Rate                                 0.080%         0.100%             0.125%          0.150%           0.200%
---------------------------------------------------------------------------------------------------------------------------
Utilization Fee Rate                              0.100%         0.125%             0.125%          0.175%           0.250%
===========================================================================================================================

         Level I applies when either the S&P Rating is A- or higher or the Moody's Rating is A3 or higher;

         Level II applies when either the S&P Rating is BBB+ or higher or the Moody's Rating is Baa1 or higher;

         Level III applies when either the S&P Rating is BBB or higher or the Moody's Rating is Baa2 or higher;

         Level IV applies when either the S&P Rating is BBB- or higher or the Moody's Rating is Baa3 or higher; and

         Level V applies when the S&P Rating is lower than BBB- and the Moody's Rating is lower than Baa3;

provided that at any time the S&P Rating and Moody's Rating are more than one rating level apart, the Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate shall be based on the level immediately below the higher of such levels. If at any time there exists neither a Moody's Rating nor an S&P Rating, the Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate during such time shall be determined as set forth above for Level V. Any change in the Applicable Margin, the Facility Fee Rate and the Utilization Fee Rate as a result of a change in either the S&P Rating and/or the Moody's Rating shall be effective as of the day immediately following such change.

                                  SCHEDULE 2.1

                                  COMMITMENTS
                              AND PRO RATA SHARES

------------------------------------------------------------------------------------------------
Lender                                                    Commitment              Pro Rata Share
------------------------------------------------------------------------------------------------
Bank of America, N.A.                                 $   19,250,000.00            7.700000000%
-----------------------------------------------------------------------------------------------
Credit Suisse First Boston                                18,000,000.00            7.200000000%
-----------------------------------------------------------------------------------------------
Bank One, NA                                              18,000,000.00            7.200000000%
-----------------------------------------------------------------------------------------------
Banque Nationale de Paris                                 18,000,000.00            7.200000000%
-----------------------------------------------------------------------------------------------
The Bank of New York                                      14,250,000.00            5.700000000%
-----------------------------------------------------------------------------------------------
The Chase Manhattan Bank                                  14,250,000.00            5.700000000%
-----------------------------------------------------------------------------------------------
Citicorp USA, Inc.                                        14,250,000.00            5.700000000%
-----------------------------------------------------------------------------------------------
Commerzbank AG, New York and Grand                        14,250,000.00            5.700000000%
     Cayman Branches
-----------------------------------------------------------------------------------------------
First Union National Bank                                 14,250,000.00            5.700000000%
-----------------------------------------------------------------------------------------------
Barclays Bank PLC                                         14,250,000.00            5.700000000%
-----------------------------------------------------------------------------------------------
Wachovia Bank, N.A.                                       11,250,000.00            4.500000000%
-----------------------------------------------------------------------------------------------
The Industrial Bank of Japan, Limited                      8,750,000.00            3.500000000%
-----------------------------------------------------------------------------------------------
The Bank of Tokyo-Mitsubishi, Ltd.,                        8,750,000.00            3.500000000%
     Chicago Branch
-----------------------------------------------------------------------------------------------
Morgan Guaranty Trust Company of New                       8,750,000.00            3.500000000%
     York
-----------------------------------------------------------------------------------------------
The Sumitomo Bank, Limited                                 8,750,000.00            3.500000000%
-----------------------------------------------------------------------------------------------
Suntrust Bank, Atlanta                                     8,750,000.00            3.500000000%
-----------------------------------------------------------------------------------------------
Bank Hapoalim B.M.                                         7,500,000.00            3.000000000%
-----------------------------------------------------------------------------------------------
Bayerische Landesbank Girozentrale,                        6,250,000.00            2.500000000%
     Cayman Islands Branch
-----------------------------------------------------------------------------------------------
Banca Commerciale Italiana, Chicago                        6,250,000.00            2.500000000%
     Branch
-----------------------------------------------------------------------------------------------
The Dai-Ichi Kangyo Bank, Ltd.                             6,250,000.00            2.500000000%
-----------------------------------------------------------------------------------------------
Societe Generale                                           6,250,000.00            2.500000000%
-----------------------------------------------------------------------------------------------
BBL International (U.K. Limited                           3,750,000.00            1.500000000%
                                                      =================        ================
TOTAL                                                 $   250,000,000.00              100.00%
-----------------------------------------------------------------------------------------------

                                  Schedule 5.5

                                   Litigation

                                 Schedule 5.12

                             Environmental Matters

                                 Schedule 5.16

                      Subsidiaries and Minority Interests

                                  Schedule 7.2

                                Permitted Liens

                                 SCHEDULE 10.2


                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                             ADDRESSES FOR NOTICES